Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (333-208571) of Avangrid, Inc. of our report dated April 1, 2016, relating to the consolidated balance sheet of UIL Holdings Corporation, which appears in AVANGRID, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ PricewaterhouseCoopers LLP

Boston, MA

July 21, 2016